VIP Trust
N-SAR Attachment for Item-73.
DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEM 73.
FOR PERIOD ENDING: 06/30/2013
Registrant CIK :  0001027263
FILE NUMBER : 811-07953

73 Distributions per share for which record date passed during the period:
NOTE: Show in fractions of a cent if so declared.

       AXA PREMIER VIP TRUST Dividends and Distributions

     For Half- Year Ended June 30, 2013

Fund      Class  Income   Capital Gains
Multimanager Core Bond   A  0.0655   0.0000
      B  0.0657   0.0000
      K  0.0783   0.0000